Exhibit 99.1

FIRST FINANCIAL NORTHWEST, INC.

FIRST FINANCIAL NORTHWEST BANK

Frequently Asked Questions for Employees regarding

Pending Transaction with Global Credit Union

As used herein, “FFNWB” refers to First Financial Northwest Bank; “FFNW” and the “Company” refer to First Financial Northwest, Inc.; and “Global” and “Global Credit Union” refer to Global Federal Credit Union.

1)	What is the current status of the sale of FFNWB’s assets to Global Credit Union?

FFNWB and Global continue to work toward a closing. At this time, the necessary regulatory approvals from FFNWB’s banking regulators have been received; however, Global continues to pursue regulatory approval from its regulator, the National Credit Union Administration, or NCUA.

2)	When will Global receive approval from the NCUA?

We do not know at this time when regulatory approval from the NCUA will be received, and there is no assurance that it will ultimately be received.

3)	When will the transaction be completed?

Given that all regulatory approvals have not yet been received, we currently expect the transaction to be completed in the first quarter of 2025. However, the final timing of the completion of the transaction has not been determined and will depend upon the timing of regulatory approvals.

4)	If I am a shareholder of FFNW, what consideration can I expect to receive?

We previously disclosed that our expected range of consideration to be distributed to shareholders in one or more payments following the completion of the transaction would be an aggregate amount of approximately $23.06 to $23.59 in cash for each share of the Company’s common stock. That range was based on numerous assumptions, including that the transaction would be completed in the third quarter of 2024. Given the delay of closing and changes to certain other estimates used in determining the expected range, we now expect the consideration payable to shareholders in one or more payments to be in the lower end of the previously announced range. As before, our estimates are based upon numerous assumptions, and the consideration distributable to shareholders is subject to a number of adjustments. Accordingly, shareholders should not assume that the ultimate per share distribution to shareholders will be equal to or greater than $23.06 per share.

Forward-looking statements:

When used in this document and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in documents or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about, among other things, our pending transaction with Global whereby Global, pursuant to the definitive purchase and assumption agreement (the “P&A Agreement”), will acquire substantially all of the assets and assume substantially all of the liabilities of the Bank, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based on current management expectations and may, therefore, involve risks and uncertainties. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or all of the parties to terminate the P&A Agreement; delays in completing the P&A Agreement; the failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the Global transaction, including the P&A Agreement, on a timely basis or at all; delays or other circumstances arising from the dissolution of FFNWB and FFNW following completion of the P&A Agreement; diversion of management’s attention from ongoing business operations and opportunities during the pending Global transaction; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of the Global transaction; adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a recession or slowed economic growth; changes in the interest rate environment, including increases or decreases in the Federal Reserve benchmark rate and duration at which such interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; increased competitive pressures; legislative and regulatory changes; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; effects of critical accounting policies and judgments, including the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this document and in the other public statements are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.